                                                                                          News Release

For Release: Immediately
Contact: Paul S. Feeley
SVP, Treasurer &  Chief Financial Officer
 (617) 628-4000

CENTRAL BANCORP, INC. REPORTS FINANCIAL
RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED
MARCH 31, 2012

    SOMERVILLE, MASSACHUSETTS, May 11, 2012 – Central Bancorp, Inc. (NASDAQ Global MarketSM: CEBK) (the “Company”) today reported that its net income for the fourth quarter ended March 31, 2012 was $51 thousand and a net loss available to common shareholders for the quarter ended March 31, 2012 was $(78) thousand, or $(0.05) per diluted share, as compared to net income of $241 thousand and net income available to common shareholders of $84 thousand, or $0.05 per diluted share, for the comparable prior year’s fourth quarter.  Net income for the twelve months ended March 31, 2012 was $851 thousand and a net loss available to common shareholders for the twelve months ended March 31, 2012 was $(15) thousand, or $(0.01) per diluted share, as compared to net income of $1.7 million and net income available to common shareholders of $1.1 million, or $0.68 per diluted share, for the twelve months ended March 31, 2011.

    On May 1, 2012, the Company announced the signing of a definitive agreement under which Independent Bank Corp. will acquire Central Bancorp, Inc. and Rockland Trust Company will acquire Central Bank (the “Merger”).  The Merger is intended to qualify as a tax-free reorganization for Central Bancorp, Inc. shareholders for federal income tax purposes.  Shareholders will be able to elect to receive either cash or shares of Independent Bank Corp stock in exchange for their shares, subject to proration and allocation so that 60% of shares are exchanged for Independent Bank Corp. stock and the remaining 40% exchanged for cash.

    The decreases in net interest and dividend income in the fourth quarter and twelve months ended March 31, 2012 were primarily the result of the combined effect of a general decline in market interest rates on loans and a strategic decision to decrease higher-yielding commercial real estate loan balances.  As a result of this strategic change, the Company’s concentration ratio of non-owner occupied commercial real estate loans to risk-based capital has been reduced from a high of 600% at March 31, 2009 to 283% at March 31, 2012.

    For the twelve months ended March 31, 2012, the Company experienced a $874 thousand decline in net income as compared to fiscal 2011.  The  decline was primarily attributable to the combination of the decrease in net interest and dividend income of $1.3 million, an increase in non-interest expenses of $418 thousand and an increase in the provision for loan losses of $300 thousand, partially offset by a decrease in the provision for income taxes of $855 thousand and an increase in non-interest income of $268 thousand.  The impact to the net income available to common shareholders was an even greater decline of $1.1 million during this time frame due to a deemed dividend of $299 thousand required under generally accepted accounting principles as a result of the redemption of TARP preferred stock on August 25, 2011.

The net interest rate spread and the net interest margin decreased from 3.25% and 3.50%, respectively, for the twelve months ended March 31, 2011 to 3.10% and 3.34%, respectively, for the same period of 2012, primarily due to a 52 basis point reduction in the yield on mortgage loans, partially offset by a 24 basis point decrease in the average cost of interest-bearing liabilities.  The Company was able to lower its average cost of deposits by 24 basis points to 59 basis points in total for fiscal 2012 but due to the level of long-term, fixed-rate borrowings, the overall cost of funds was prevented from declining further. Contributing to the reduced yield on mortgage loans was a general decline in market interest rates and management’s decision to continue to decrease the origination of higher-risk, higher-yielding commercial real estate loans.

The increase in non-interest income was due to higher investment gains and reduced impairment charges in fiscal 2012 and totaled $541 thousand for the year ended March 31, 2012 as compared to $136 thousand in fiscal 2011.

The increase in total non-interest expenses was primarily caused by increases in salaries and benefits during the twelve months ended March 31, 2012 along with merger expenses of $122 thousand which were not incurred in fiscal 2011.  Total salaries and benefits for the twelve months ended March 31, 2012 totaled $9.9 million as compared to $9.1 million in fiscal 2011, resulting in an increase of $787 thousand from the comparable 2011 period.  The increase in salaries and benefits reflected staffing increases, increases in certain retirement and health benefits as well as increases in residential loan origination commissions primarily due to the high level of residential loan closings.  The foregoing increase in non-interest expenses was partially offset by declines during the twelve months ended March 31, 2012,  as compared to fiscal 2011, in professional fees of $293 thousand, office occupancy and equipment expenses of $83 thousand, data processing expenses of $65 thousand and marketing and advertising expenses of $49 thousand.

Total assets were $523.6 million at March 31, 2012, compared to $487.6 million at March 31, 2011, an increase of $35.9 million.  The increase in total assets reflected strategic actions taken by management to emphasize residential loans and to reduce its level of higher-risk, higher-yielding commercial real estate loans, the combination of which increased the total loan portfolio by $54.7 million. At March 31, 2012, total loans amounted to $448.9 million compared to $394.2 million at March 31, 2011.  During the twelve months ended March 31, 2012, the residential loan portfolio increased by $87.2 million to $270.3 million while the commercial real estate portfolio declined by $31.9 million during the same period to $167.2  million.  The aforementioned loan growth was primarily funded by a $35.4 million net increase in deposits during the twelve months ended March 31, 2012 as certificates of deposit increased by $32.8 million and core deposits increased modestly by $2.6 million during the same period.  Growth in certificates of deposit during fiscal 2012 included $28.6 million obtained through a non-broker listing service.

The net decrease of $1.8 million in stockholders’ equity from $47.1 million at March 31, 2011 to $45.3 million at March 31, 2012 was primarily due to the Company’s $2.5 million negotiated repurchase of the warrant associated with the Company’s participation in the U. S. Department of Treasury’s TARP Capital Purchase Program.  The Company repurchased the warrant from the U. S. Department of Treasury on October 19, 2011.  Other items contributing to the net decrease in stockholders’ equity during the year were $803 thousand of dividends paid to common and preferred shareholders, partially offset by net income of $851 thousand, stock-based compensation of $441 thousand and amortization of unearned ESOP compensation of $395 thousand.

Net income declined $190 thousand for the fourth quarter ended March 31, 2012 as compared to the fourth quarter in fiscal 2011.  Net interest income and net gains on sales of investments and loans declined by $115 thousand and $281 thousand, respectively, for the quarter ended March 31, 2012 as compared to the quarter ended March 31, 2011.  During the fourth quarter of 2012, merger expenses of $122 thousand were incurred.  The reduction in the results for the fourth quarter of 2012 as compared to the fourth quarter of 2011 were partially offset by an increase in non-interest income of $51 thousand, a decrease in the provision for income taxes of $255 thousand and a decrease in non-interest expenses of $122 thousand.

For the quarter ended March 31, 2012, net interest and dividend income totaled $3.8 million compared to $4.0 million for the quarter ended March 31, 2011.  The decrease in net interest income was the net result of a decline in interest income of $152 thousand partially offset by a $37 thousand decline in interest expense.  The net interest rate spread and the net interest margin were 2.87% and 3.11%, respectively, for the quarter ended March 31, 2012 compared to 3.09% and 3.33%, respectively, for the quarter ended March 31, 2011.  The yields on assets continue to fall faster than the ability to lower the overall cost of funds.

The provision for loan losses totaled $300 thousand for the fourth quarter of 2012 as compared to $200 thousand for the fourth quarter of 2011. The Company provides for loan losses in order to maintain the allowance for loan losses at a level that management estimates is adequate to absorb probable losses based on an evaluation of known and inherent risks in the portfolio.  In determining the appropriate level of the allowance for loan losses, the Company considers, among other things, past and anticipated loss experience, evaluations of underlying collateral, prevailing economic conditions, changes in staff depth and experience, the nature and volume of the loan portfolio and the levels of non-performing and other classified loans.  Management evaluates the level of the loan loss reserve on a regular basis and considered the allowance for loan losses to be adequate at March 31, 2012.  However, management’s ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in market area economic conditions, regulatory considerations, or other factors.

The Company’s and the Bank’s capital ratios were as follows:

                                                                                                                           REGULATORY
                                                                                                                             THRESHOLD
                                                                                                                               FOR WELL
                                                March 31, 2012 (1)     March 31, 2011           CAPITALIZED
                                               -------------------------    --------------------------    ---------------------

Central Bancorp:
Tier 1 Leverage                               9.92%                          10.66%                         5.0%
Tier 1 Risk-Based Ratio               15.21%                          17.22%                         6.0%
Total Risk-Based Ratio                16.50%                          18.53%                        10.0%

Central Co-operative Bank:
Tier 1 Leverage                               8.90%                            9.58%                          5.0%
Tier 1 Risk-Based Ratio               13.65%                          15.40%                          6.0%
Total Risk-Based Ratio                14.95%                          16.72%                         10.0%

    (1) Reflects the negative capital impact of $2.5 million from the TARP warrant repurchase.

At March 31, 2012, non-performing assets totaled $9.2 million, or 1.75% of total assets, compared to non-performing assets of $9.7 million, or 1.99% of total assets, at March 31, 2011.  The $531 thousand net decline in non-performing assets was primarily due to the settlement of two commercial real estate relationships which totaled $3.5 million and the removal of another commercial real estate loan which totaled $769 thousand and was removed from the nonperforming category due to its timely payment performance.  Offsetting these reductions were the addition of five commercial real estate relationships which totaled $5.6 million, half of which were less than 30 days past due at March 31, 2012.  These non-performing loans were placed on nonaccrual status due to their declining financial condition or payment performance and are being closely monitored to ensure continued progress in their resolution.   The ratio of delinquent loans to total loans declined from 3.02% at March 31, 2011 to 2.11% at March 31, 2012.  Management currently believes that there are adequate reserves and collateral securing the non-performing loans to cover losses that may result from these loans.  However, management’s ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in economic market area conditions or other factors.  Other real estate owned totaled $133 thousand at March 31, 2012, compared to $132 thousand at March 31, 2011 due to the sale of two residential properties during 2012 and the addition of a residential condominium in fiscal 2012.

Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.

(See accompanying tables.)

Forward-Looking Statements:

This press release, as well as other written communications made from time to time by Central Bancorp, Inc. and Central Co-operative Bank, and oral communications made from time to time by authorized officers of the Company and Bank, may contain statements relating to the future results of the Company (including certain projections, such as earnings projections, necessary tax provisions, and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements may be identified by the use of such words as “intend,” “believe,” “expect,” “should,” “planned,” “estimated” and “potential.”  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company’s ability to predict future results is inherently uncertain and the Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. These factors include, among others, changes in market interest rates and general and regional economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios.  Additional factors that may affect our results are discussed under “Item 1A Risk Factors” in the Company’s Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, each filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website (www.sec.gov) and to which reference is hereby made. These factors should be considered in evaluating the forward-looking statements.  Stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of those documents. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Except to the extent required by applicable law or regulation, the Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Additional Information:

In connection with the Merger, Independent Bank Corp. will file with the SEC a Registration Statement on Form S-4 that will include a Proxy Statement of Central Bancorp, Inc. and a Prospectus of Independent, as well as other relevant documents concerning the proposed transaction. Shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the Merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Independent and Central Bancorp at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents for Independent, free of charge, at http://www.rocklandtrust.com under the tab “Investor Relations” and then under the heading “SEC Filings.” Copies of the Proxy Statement/Prospectus and the SEC filings that will be incorporated by reference in the Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to Investor Relations, Independent Bank Corp., 288 Union Street, Rockland, Massachusetts 02370, (781) 982-6858.

Central Bancorp and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Central Bancorp in connection with the Merger and the transactions contemplated thereby. Information about the directors and executive officers of Central Bancorp is set forth on the proxy statement for its 2011 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on June 17, 2011. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the Merger when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.

Central Bancorp, Inc.
Consolidated Operating Data
(In Thousands, Except Share and Per Share Data)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Net interest and dividend income	$3,849	$3,964	$16,103	$17,382

Provision for loan losses	300	200	1,400	1,100

Net gain from sales and write-downs
of investment securities	34	306	541	136
Gains on sales of loans	2	11	143	251
Other non-interest income	420	369	1,642	1,671
Merger expenses	122	0	122	0
Non-interest expenses	4,041	4,163	15,965	15,669
Income before taxes	(158)	287	942	2,671
Provision (benefit) for income taxes	(209)	46	91	946

Net income	$51	$241	$851	$1,725

Net income (loss) available to common shareholders	($78)	$84	($15)	$1,105

Earnings (loss) per common share:

Basic	($0.05)	$0.06	($0.01)	$0.74

Diluted	($0.05)	$0.05	($0.01)	$0.68

Weighted average number of
shares outstanding:
Basic	1,556,557	1,513,392	1,541,015	1,503,719

Diluted	1,558,117	1,656,949	1,627,833	1,621,182

Outstanding shares, end of period	1,690,951	1,681,071	1,690,951	1,681,071

	Consolidated Balance Sheet Data
	(In Thousands, Except Per Share Data)
	March 31,	March 31,
	2012	2011
	(Unaudited)
Total assets	$523,572	$487,625
Short-term investments	3,224	37,190
Total investments	48,839	35,279
Total loans (1)	448,886	394,217
Allowance for loan losses	4,272	3,892
Other real estate owned	133	132
Deposits	344,534	309,077
Borrowings	117,228	117,351
Subordinated debentures	11,341	11,341
Stockholders' equity	45,346	47,121
Book value per common share	20.92	22.26
Book equity to assets	8.66%	9.66%
Non-performing assets to total assets	1.75%	1.99%

(1) Includes loans held for sale of $0 and $0 at March 31, 2012 and 2011, respectively

Selected Financial Ratios

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Return on average assets	0.04%	0.19%	0.17%	0.33%
Return on average equity	0.45	2.06	1.84	3.74
Interest rate spread	2.87	3.09	3.10	3.25
Net interest margin	3.11	3.33	3.34	3.50